CERTIFICATE OF DESIGNATION

Andrew Hromyk and Valerie Moschetti certify that they are the President and Secretary, respectively, of Americlean, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") and that, pursuant to the Corporation's Certificate of Incorporation, as amended, and Section 151 of the General Business Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on March 24, 1999; and that none of the Series A Convertible Preferred Stock referred to in this Certificate of Designation have been issued.


The Certificate of Designation filed with the Secretary of State for the State of Delaware September 24, 1998 is hereby repealed in its entirety and the following is adopted in its place:

1. Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 600 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2. Repurchase Provisions. Shares of Series A Convertible Preferred Stock may be repurchased by the Corporation from holders of shares of Series A Convertible Preferred Stock by: (i) delivering notice in writing thereof to such holders prior to the date which is one hundred and twenty (120) calendar days from the date on which such shares of Series A Convertible Preferred Stock were issued; and (ii) by the payment to such holders of the sum of $1,200 per share of Series A Convertible Preferred Stock so repurchased within three (3) business days of such notice by way of wire transfer, certified check of bank draft.

3. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $1,000.00 per share. After the full preferential liquidation amount has been paid to, or determined and set apart for the Series A Convertible Preferred Stock and all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid to the holders of Corporation's Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the holders of Series A Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the holders of common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to: (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction; (ii) the rights contained in the Delaware General Corporation Law; and (iii) the rights contained in other Sections hereof.


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4.  Conversion  Provisions.  The shares of Series A Convertible  Preferred Stock shall be subject to the following conversion provisions:

     (a)    Conversion

        (1)The shares of Series A Convertible Preferred Stock shall be convertible, after the date which is six (6) calendar months from the date of which such shares of Series A Convertible Preferred Stock were issued (the "Anniversary Date") and at the option of the holder thereof, into such number of shares of Common Stock of the Corporation as is calculated by the Conversion Rate (defined below) and in any event the shares of Series A Convertible Preferred Stock shall be deemed to convert into such number of shares of Common Stock of the Corporation as is calculated by the Conversion Rate on the date which is the later of:

            (i)     the  date  which  is  thirty   calendar   days  after  the
                    Anniversary Date; or

            (ii) the date which is thirty calendar days after the effective date of a registration statement covering the shares of Common Stock of the Corporation to be issued upon conversion of the shares of Series A Convertible Preferred Stock.

            The Conversion Rate, subject to the adjustments described below, shall be that number of Common Shares equal to $1,000 divided by seventy-five per cent (75%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below). For purposes of this Section 4(a)(1), Market Price for a particular date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System (`NASDAQ"), or the closing bid price in the over-the-counter market if other than NASDAQ.

        (2) No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Convertible Preferred Stock, and in lieu thereof the number of shares of Common Stock issuable for each Preferred Share converted shall be rounded down to the nearest whole number of shares of Common Stock. Such number of whole shares of Common Stock issuable upon the conversion of one Preferred Share shall be multiplied by the number of shares of Series A Convertible Preferred Stock submitted for conversion pursuant to the Notice of Conversion (defined below) to determine the total number of shares of Common Stock issuable in connection with any one particular conversion.

        (3) In order to convert the shares of Series A Convertible Preferred Stock into shares of Common Stock (other than by deemed conversion pursuant to Section 4(a)(1)(ii) hereof), the holder of the shares of Series A Convertible Preferred Stock shall: (i) complete, execute and deliver to the Corporation the conversion certificate attached hereto as Exhibit A (the "Notice of Conversion"); and (ii) surrender the certificate or certificates representing the shares of Series A Convertible Preferred Stock being converted (the "Converted Certificate") to the Corporation. The Notice of Conversion shall be effective and in full force and effect for a particular date if delivered to the Corporation on that particular date prior to 5:00 p.m.

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        Pacific Time,  by facsimile  transmission  or  otherwise,  provided that particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Corporation within two (2) business days thereafter at Suite 1910, 1177 West Hastings Street, Vancouver, BC V6E 2K3, Canada and that particular date shall be referred to herein as the "Conversion Date". The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Corporation within two (2) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series A Convertible Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Corporation shall deliver, together with the certificates for the shares of Common Stock issuable upon such conversion as provided herein, a certificate representing the remaining number of shares of Series A Convertible Preferred Stock not converted.

        (4) Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of shares of Series A Convertible Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non- assessable shares of Common Stock to be delivered by overnight courier to, and received by such holder by the third (3rd) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or in its written instructions submitted together therewith.

        (5) No less than 25 shares of Series A Convertible Preferred Stock may be converted at any one time, unless the holder then holds less than 25 shares and converts all such shares held by it at that time.

        (6) In the event of the deemed conversion of shares of Series A Convertible Preferred Stock in shares of Common Stock pursuant to
        Section 4(a)(1)(ii) hereof the Corporation shall cancel all of the shares of Series A Convertible Preferred Stock then outstanding and shall issue such number of shares of Common Stock at the Conversion Rate in the names of the registered holders of the shares of Series A Convertible Preferred Stock so converted and shall hold same as bare trustee for each such holder until such time as such holder has delivered the certificate or certificates representing such shares of Series A Convertible Preferred Stock to the Corporation. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the date of such conversion.



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     (b)   Adjustments to Conversion Rate

        (1) Reclassification, Exchange and Substitution. If the Common Stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares or into any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

        (2) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (4)) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock, shall be entitled to receive the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

     (c)No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

     (d)Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.


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     (e)Reservation of Stock Issuable upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Series A Convertible Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (f)Notices. Any notices required by the provisions hereof to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.

5. Voting Provisions. Except as otherwise expressly provided or required by law, the Series A Convertible Preferred Stock shall have no voting rights.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 24th day of March, 1999 who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Corporation and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.

                                    AMERICLEAN, INC.

                                    Andrew Hromyk, President

                                    Valerie Moschetti, Secretary